UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 5, 2018

GCI LIBERTY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38385	92-0072737
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.
Englewood, Colorado 80112
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (720) 875-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 5, 2018 (the “Closing Date”), Broadband Holdco, LLC, a bankruptcy remote wholly owned subsidiary (“SPV”) of GCI Liberty, Inc. (the “Company”), entered into Amendment No. 1 to Margin Loan Agreement (the “Amendment”) to SPV’s margin loan agreement, dated as of December 29, 2017 (the “Existing Margin Loan Agreement” as amended by the Amendment, the “Margin Loan Agreement”), with JPMorgan Chase Bank, N.A., London Branch, as calculation agent and as administrative agent, and the lenders party thereto. Pursuant to the Amendment, lenders under the Existing Margin Loan Agreement have agreed to, among other things, provide commitments (the “Revolving Commitments”) for a new revolving credit facility in an aggregate principal amount of up to $200.0 million (the “Revolving Credit Facility” and, the loans thereunder, the “Revolving Loans”). The Revolving Credit Facility established under the Margin Loan Agreement is in addition to the existing term loan credit facility under the Margin Loan Agreement (the “Term Loan Facility” and, together with Revolving Credit Facility, the “Margin Loan Facility” and the loans thereunder, the “Loans”). After giving effect to the initial borrowing of Revolving Loans and Term Loan Prepayment (as defined below) on the Closing Date, $800.0 million of loans under the Term Loan Facility were outstanding and $200.0 million of Revolving Loans were outstanding. The Amendment also amends certain covenants in the Existing Margin Loan Agreement to permit, among other things, SPV to enter into the Subordinated Revolving Note (as defined below) and certain additional investments.

SPV is permitted to use the proceeds of the Revolving Loans for any purpose not prohibited under the Margin Loan Agreement, including, without limitation, (i) to make dividends and distributions, (ii) for the purchase of margin stock, (iii) to make investments not prohibited under the Margin Loan Agreement and/or (iv) otherwise for general corporate purposes, including, without limitation, for payment of interest and fees and other costs and expenses. On the Closing Date, SPV drew down on the full amount of the commitments under the Revolving Credit Facility and applied all of the proceeds to prepay, on the Closing Date, a portion of the loans outstanding under the Term Loan Facility (the “Term Loan Prepayment”).

The Loans will mature on December 29, 2019 (the “maturity date”) and accrue interest at a rate equal to the 3-month LIBOR rate plus a per annum spread of 1.85%, subject to certain conditions and exceptions. Undrawn Revolving Commitments shall be available to SPV from the Closing Date to but excluding the earlier of (i) the date that is one month prior to the maturity date and (ii) the date of the termination of such Revolving Commitments pursuant to the terms of the Margin Loan Agreement. The obligations under the Revolving Credit Facility, together with the obligations under Term Loan Facility, are secured by first priority liens on the shares of Liberty Broadband Corporation owned by SPV and certain other cash collateral provided by SPV. In addition, the Revolving Credit Facility and the Term Loan Facility are subject to the same affirmative and negative covenants and events of default.

The description of the Amendment set forth above is qualified in its entirety by reference to the Amendment, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018.

Item 8.01. Other Events.

Substantially concurrently with SPV’s entering into the Amendment, SPV and the Company entered into that certain Master Revolving Subordinated Promissory Note (the “Subordinated Revolving Note”) pursuant to which SPV may request and the Company has agreed to advance, on a revolving basis from time to time, up to $200.0 million in aggregate principal amount of loans to SPV (such loans, the “Subordinated Loans”).

The Subordinated Loans may be used (i) to pay or prepay all or a portion of any obligations of SPV outstanding under the Margin Loan Facility, (ii) for deposit as cash collateral for the obligations of SPV under the Margin Loan Agreement and/or (iii) for any other purpose not prohibited under the Margin Loan Agreement or the other Loan Documents (as defined in the Margin Loan Agreement). The Subordinated Loans bear interest at a per annum rate equal to (i) until the repayment in full of the Margin Loan Facility and the termination of commitments relating thereto, the applicable interest rate then being charged under the Margin Loan Agreement in respect of the initial term loans advanced thereunder and (ii) upon such repayment and termination and thereafter, the applicable interest rate being charged on initial term loans advanced under the Margin Loan Agreement immediately prior to such repayment and termination. The maturity date of the Subordinated Revolving Note is the one year anniversary of the date of the payment in full of the obligations under the Margin Loan Agreement. The obligations of SPV to the Company under the Subordinated Revolving Note are subordinated to the obligations of SPV to the lenders under the Margin Loan Agreement and SPV shall not make payments in respect of the obligations under the Subordinated Revolving Note other than (i) certain securities of SPV distributed to the Company pursuant to a plan of reorganization, (ii) so long as (x)

no event of default under the Margin Loan Facility is continuing or would result therefrom and (y) after giving effect to certain cash payments, SPV’s loan-to-value ratio is at or less than a certain level, cash interest payment and/or a cash repayment of any outstanding Subordinated Loans and (iii) capitalization of interest in accordance with the terms of the Subordinated Revolving Note.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 11, 2018

GCI LIBERTY, INC.

By:     /s/ Wade Haufschild
Name: Wade Haufschild
Title: Vice President